Exhibit 2.2

PLAN OF MERGER

Pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 607.1104 of the Florida Business Corporation Act, as amended (the “FBCA”), the following Plan of Merger (“Plan”) is adopted on September 1, 2011 by the Board of Directors of North American Financial Holdings, Inc., a Delaware corporation (“Parent”):

FIRST: Parent, a Delaware corporation, is the parent corporation in the Merger (as defined below). TIB Financial Corp., a Florida corporation (“Subsidiary”) is the subsidiary corporation in the Merger. As of the date hereof, Parent owns approximately 94.5% of the outstanding shares of Subsidiary.

SECOND: Subject to the terms and conditions of this Plan, Subsidiary shall be merged with and into Parent in accordance with Section 253 of the DGCL and Section 607.1104 of the FBCA, and with the effects set forth in Section 259 of the DGCL and Section 607.1106 of the FBCA (the “Merger”). Parent shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware.

THIRD: The Merger shall become effective at the time specified in the Articles of Merger Parent will execute and deliver for filing to the Florida Department of State and in the Certificate of Ownership and Merger Parent will execute, acknowledge and file with the Secretary of State of the State of Delaware (such time, the “Effective Time”).

FOURTH: The manner and basis of converting the shares of Subsidiary into shares of the Parent, and the manner and basis of converting rights to acquire shares of Subsidiary into rights to acquire shares, obligations, and other securities of Parent are as follows:

SECTION 1. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Subsidiary or the holders of any shares of capital stock of Parent or Subsidiary:

(a) Common Shares of Parent. Each share of Class A Common Stock, par value $0.01 per share, of Parent (“Parent Class A Common Stock”) and Class B Non-Voting Common Stock, par value $0.01 per share, of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

(b) Common Shares of Subsidiary.

(i) Each share of common stock, par value $0.10 per share, of Subsidiary (“Subsidiary Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (A) shares of Subsidiary Common Stock held by holders who duly exercise the appraisal rights described in Article Fifth of this Plan, in accordance with clause (iii) of this Section 1(b), and (B) shares of Subsidiary Common Stock cancelled pursuant to clause (ii) of this Section 1(b)) shall be cancelled and, except as set forth in Section 1(c), converted automatically into, and each certificate previously representing any shares of Subsidiary

Common Stock (each, a “Certificate”) shall thereafter only represent the right to receive, 0.7205 (the “Exchange Ratio”) fully paid and nonassessable shares of Parent Class A Common Stock per share of Subsidiary Common Stock (the “Merger Consideration”);

(ii) each share of Subsidiary Common Stock held in the treasury of Subsidiary or owned, directly or indirectly, by Parent (or its affiliates, and other than any such shares so held in a fiduciary capacity) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist; and

(iii) each share of Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time held by a shareholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the applicable provisions of the FBCA, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the appraised value of such shares in accordance with the applicable provisions of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and such holder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the applicable provisions of the FBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the FBCA. If any holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Subsidiary Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration, except as set forth in Section 1(c), for each such share of Subsidiary Common Stock in accordance with clause (i) of this Section 1(b), without any interest thereon.

(c) Fractional Shares. Holders of Subsidiary Common Stock prior to the Merger who would otherwise be entitled to receive a fraction of a Parent Class A Shares as a result of the Merger will receive cash in lieu of such fractional shares. Parent shall pay to each former shareholder of Subsidiary who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Class A Common Stock on the NASDAQ Stock Market as reported by The Wall Street Journal for the three trading days immediately following the Effective Time by (ii) the fraction of a share (after taking into account all shares of Parent Class A Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Class A Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.

(d) Stock Options. At the Effective Time, each then outstanding stock option award granted under an existing stock option or stock-based compensation plan of Subsidiary (a “Subsidiary Option”) shall be assumed by Parent and converted into an option to purchase a number of shares of Parent Class A Common Stock (an “Assumed Stock Option”) equal to the product (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Subsidiary Common Stock subject to such Subsidiary Option immediately prior to the Effective Time by (ii) the Exchange Ratio; and the per share exercise price for Subsidiary Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to the quotient (rounded up to the nearest whole cent) determined by dividing (x) the exercise price per share of Subsidiary Common Stock at which such Subsidiary Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio; provided, however, that the Parent and Subsidiary shall effect such conversion (A) with respect to any Subsidiary Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”), applies by reason of its qualification under Section 422 of the Code, in a manner consistent with Section 424(a) of the Code and (B) in all events, in a manner satisfying the requirements of Section 409A of the Code and the Treasury Regulations thereunder. The Assumed Stock Options shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the corresponding Subsidiary Options immediately prior to the Effective Time.

(e) Warrant. At the Effective Time, the warrant issued by Subsidiary to Parent on September 30, 2010 shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

SECTION 2. DELIVERY OF MERGER CONSIDERATION.

(a) Deposit of Merger Consideration. Parent will (i) at or prior to the Effective Time, authorize the exchange agent chosen by Parent pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent for the Merger (the “Exchange Agent”) to issue an aggregate number of shares of Parent Class A Common Stock equal to the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, on the fourth trading day immediately following the Effective Time (or as soon as reasonably practicable thereafter) (the “Fractional Share Deposit Date”), any cash payable in lieu of fractional shares pursuant to Section 1(c) (the “Exchange Fund”).

(b) Delivery of Merger Consideration.

(i) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Subsidiary Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1 and any cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”), (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and (iii) on the Fractional Share Deposit Date (or as soon as reasonably practicable thereafter), any cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor.

(ii) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Subsidiary Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor in respect of the shares of Subsidiary Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.

(iii) In the event of a transfer of ownership of a Certificate representing Subsidiary Common Stock that is not registered in the stock transfer records of Subsidiary, the shares of Parent Class A Common Stock and cash in lieu of fractional shares of Parent Class A Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Subsidiary Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Class A Common Stock otherwise payable pursuant to this Plan to any holder of Subsidiary Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Plan as having been paid to the holder of shares of Subsidiary Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(iv) After the Effective Time, there shall be no transfers on the stock transfer books of Subsidiary of the shares of Subsidiary Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Subsidiary Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.

(v) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Subsidiary as of the first anniversary of the Effective Time may be paid to Parent. In such event, any former stockholders of Subsidiary who have not theretofore complied with this Section 2 shall thereafter look only to Parent with respect to the Merger Consideration and any cash in lieu of any fractional shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Subsidiary, the Exchange Agent or any other person shall be liable to any former holder of shares of Subsidiary Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vi) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Plan.

FIFTH: Holders of Subsidiary Common Stock, who, except for the applicability of section 607.1104 of the FBCA, would be entitled to vote and who dissent from the Merger pursuant to section 607.1321 of the FBCA, may be entitled, if they comply with the provisions of chapter 607 of the FBCA regarding appraisal rights of dissenting shareholders, to be paid the fair value of their shares of Subsidiary Common Stock.

SIXTH: The directors of Parent immediately prior to the Effective Time shall be the directors of the surviving corporation as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation of the surviving corporation, the bylaws of the surviving corporation and the DGCL. The officers of Parent immediately prior to the Effective Time shall be the officers of the surviving corporation as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation of the surviving corporation, the bylaws of the surviving corporation and the DGCL. The certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation, until thereafter amended as provided therein and in accordance with the DGCL. The bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation, until thereafter amended in accordance the DGCL, the certificate of incorporation of the surviving corporation and such bylaws.

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